SUMMARY GEOLOGY REPORT

on the

APPLETON # 2 PROPERTY

Northeastern

NEWFOUNDLAND

License Number 014609M

NTS Map 02E02

Latitude 490 3’ 9" North                                                      Longitude 540 48’ 24" West

UTM Zone 21, 660250 Easting - 5435400 Northing

Prepared on behalf of

WESTERN RIDGE MINERALS, INC
Suite 204, 9837 - 110 Street
Edmonton, Alberta  T5K 2L8
by

RICHARD A. JEANNE, LTD
Consulting Geologist
Member AIPG
(CPG No. 8397)

February 12, 2008

	SUMMARY	ii
1	INTRODUCTION	1
	1.1 Disclaimer	1
2	PROPERTY DESCRIPTION AND LOCATION	1
3	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES,	4
	INFRASTRUCTURE and TOPOGRAPHY	4
4	HISTORY	5
5	GEOLOGIC SETTING	6
	5.1 Regional Geology of the Appleton # 2 Area	6
	5.2 Property Geology	6
6	DEPOSIT TYPE	7
7	MINERALIZATION	8
8	EXPLORATION	8
9	DRILLING SUMMARY	9
10	SAMPLING	9
11	ADJACENT PROPERTIES	9
12	INTERPRETATION AND CONCLUSIONS	10
13	RECOMMENDATIONS	11
	13.1 Budget	13
14	REFERENCES CITED	13
15	STATEMENT OF QUALIFICATIONS	14

LIST OF FIGURES
Figure 1. LOCATION MAP	3
Figure 2. CLAIM PLAN	4
Figure 3. REGIONAL GEOLOGY	7

SUMMARY

The Appleton # 2 property was electronically staked in January 2008 for WESTERN RIDGE MINERALS, INC who retain a 100% interest in the property.  The property comprises 8 claim blocks totaling 200 hectares or approximately 494 acres.  A legal survey of the property has not been conducted.

The Appleton # 2 is located on NTS map sheet 02E/02, 17 km northwest of Gander in northeastern Newfoundland.  The property lies north of the Trans Canada Highway, approximately 9 km north of the Salmon Pond access road, and west of the Gander River.

Gold mineralization on the property was first documented in 1999 by Mr. Tom Lush, a prospector who held claims in the area in the year 2000.  The only known published data from the property is that in the Government of Newfoundland-Labrador's Mineral Occurrence Database System, record number 6394.  One sample collected from the property yielded a value of 4.959 ppm (0.145 opt) Au.  A second sample returned a value of 64 ppm arsenic.

Little information specific to this property is available, however, beginning in the 1980's extensive surveys of the area were conducted by Noranda, Gander River Minerals, Falconbridge, Virginia Holdings, Noront Resources and Newfoundland Resources and Mining.  The region is recognized as having potential for extensive mineralization.  Currently, Paragon Minerals Corporation is active in the area with a number of projects under evaluation.

Most of the gold occurrences near the Appleton # 2 consist of structurally controlled hydrothermal quartz veins in which the major commodity is gold.  Secondary commodities include antimony, zinc, copper and arsenic.  Ore minerals include chalcopyrite and sphalerite, and gangue minerals include pyrite, arsenopyrite and quartz.

1. INTRODUCTION

In January 2008, the Appleton # 2 property was electronically staked on behalf of WESTERN RIDGE MINERALS, INC over prospective ground in northeastern Newfoundland.  The property, located 17 km (10.5 miles) northwest of the town of Gander, consists of a contiguous group of 8 claim blocks, totaling 200 hectares (494 acres) in area.

Sampling by the Geological Survey of the Government of Newfoundland and Labrador yielded gold and arsenic anomalies on ground currently covered by the Appleton # 2 claims.  The claims are underlain by rocks of similar age and lithology as those in which gold anomalies are currently being developed by Paragon Minerals Corp. on their nearby Appleton Linear and JBP claims.

This report was prepared on behalf of WESTERN RIDGE MINERALS, INC, 100% owner of the property, to provide some baseline geologic information and recommendations, with estimated costs, for an initial exploration program to more thoroughly evaluate the property's mineral potential.

1.1 Disclaimer

The author has not visited the Appleton # 2 property to assess its mineral potential.  This report is based on data obtained online from published geologic reports on the area, including  geologic maps and Mineral Occurrence Database System (MODS) reports compiled by the Department of Natural Resources, Newfoundland and Labrador.

2. PROPERTY DESCRIPTION AND  LOCATION

The Appleton # 2 property is located in northeastern Newfoundland, Canada.  It comprises 200 hectares (494 acres), approximately centered at latitude 490 3’ 9" North, longitude 540

48’ 24" West (UTM Zone 21, 660250 Easting - 5435400 Northing).  It lies within the area covered by NTS map sheet 02E/02.

Data for the claim filing provided by the Government of Newfoundland and Labrador Department of Natural Resources Online Minerals Claims Staking System is as follows:
File Number:                                7749345
License Number:                         014609M
Number of Claims:                      8
Date Recorded:                           1/27/08 2:36:19 PM

The description of the property is as follows:

Beginning at the Northeast corner of the herein described parcel of land, and said corner having UTM coordinates of 5 436 000 N, 661 000 E; of Zone 21; thence South 1,000 metres, thence West 500 metres, thence South 500 metres, thence West 1,000 metres, thence North 1,500 metres, thence East 1,500 metres to the point of beginning.  All bearings are referred to the UTM grid, Zone 21. NAD27.

The claim was secured as a service to WESTERN RIDGE MINERALS, INC using the Online Mineral Claims Staking System website administered by the Department of Natural Resources, Government of Newfoundland and Labrador, Canada.  A legal survey of the claim has not been prepared, pending the results of a field examination to be conducted by a qualified geologist.

Figure 1 shows the general location of the property.  Details of the claim layout and its relationship to neighboring claims are shown in Figure 2.

Figure 1.  Location map of the Appleton # 2 property

The Appleton # 2 property lies outside any parks or other designated lands and no environmental or other encumbrances are known to the author.  Bonding requirements for reclamation may be imposed as exploration proceeds.

Figure 2.  Claim plan, Appleton # 2 property shown in blue and adjacent claims in brown.

3. ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND TOPOGRAPHY

The property is located about 17 km (10.5 miles) northwest of Gander and west of the Gander River.  Access to the property can be gained via the Salmon Pond access road and forestry roads about 9 km (5.6 miles) north of Trans-Canada Highway 1.

The region receives abundant snowfall during the winter months, making geological exploration and other related activities impractical during this time.  The climate during the remainder of the year is moderate.

The topography and drainages slope eastward toward the Gander River.  Forest cover includes mixed spruce, balsam fir and birch.  Low wet areas contain prevalent alder thickets.

Groceries and general supplies and services such as car rentals, banking, restaurants and lodging are available in the town of Gander, about an hour's drive from the property.  Gander's population is about 10,000, but the town provides services to surrounding communities whose total population approaches 90,000.  The town hosts an international airport that, historically, was a refueling stop for transatlantic flights.

The claim is underlain by terrain of modest slopes and relief between the approximate elevations of 76 m (250 ft) and 107 m (350 ft) above sea level.

4. HISTORY

Little published information on the history of the property is available.  The gold anomaly on the Appleton # 2 reportedly was discovered by Mr. Tom Lush in 1999.  He submitted an assessment report (unpublished) in the year 2000 that was cited in the MODS report on the occurrence published by the Geological Survey of Newfoundland and Labrador.  Subsequent sampling by the Geological Survey yielded two anomalous values.  One sample returned an assay value of 4959 ppb (0.145 opt) Au and another, 64 ppm arsenic (As).

The area is recognized as having potential for extensive mineralization.  Beginning in the 1980's, extensive surveys of the region were conducted by Noranda, Gander River Minerals, Falconbridge, Virginia Holdings, Noront Resources and Newfoundland Resources and Mining.  Currently, Paragon Minerals Corporation is active in the area with a number of projects under evaluation.  Other claims in the area are held by individuals and the extent of exploration activity on these properties is unknown to this author.

No exploratory work on the property has been conducted by the current claimant or this author.

5. GEOLOGIC SETTING

5.1           Regional Geology of the Appleton # 2 Area

The region is underlain by rocks of the Gander and Dunnage tectonostratigraphic zones.  The Gander zone, southeast of the Appleton # 2, is represented by metasedimentary conglomerate, sandstone and siltstone (COs in Figure 3).  The Gander zone is structurally overlain by rocks of the Dunnage zone.  These include the Gander River Complex, a narrow belt of mafic and ultramafic rocks (COm and COu, Fig. 3) and the Davidsville Group, siliclastic sediments (COs, Fig. 3) deposited in relatively shallow water.  The Appleton # 2 property is located within the Davidsville Group of rocks.  West of the Davidsville group is a suite of siliclastic rocks of deeper water origin (Ss, Fig. 3).

Southwest of the Appleton # 2 is a large intrusive complex that has been proposed as the heat source that drove the mineralizing events in the area.  The complex consists of two major rock types, an older mafic suite and a younger granitoid suite (SDm and SDg, respectively, Fig 3).  Most of the mineralization in the region is associated with quartz veins which are commonly associated with gratitoid rocks, however, some of the mineralization is clearly younger than the intrusive complex.  This suggests that another, unrecognized, heat source may have contributed to mineralization in the area (Squires, 2005).

5.2           Property Geology

No published data on the geology of the Appleton # 2 property is known to this author.  As best as can be determined from regional maps, reports and online sources, the claim group is underlain by Cambrian through Ordovician age siliclastic rocks belonging to the Davidsville Group within the Dunnage tectonostratigraphic zone.

Two samples collected from the property by the Geological Survey were anomalous in gold and arsenic.  No information on the ore minerals or gangue minerals was provided.  It is likely the gold was associated with quartz veins as are most of the gold occurrences in the region.  Arsenic can be associated with both mesothermal and epithermal veins, so the depth at which mineralization was emplaced is uncertain.

Figure 3.  Regional geology

6. DEPOSIT TYPE

Gold mineralization has been documented on the property by the Geological Survey of the Government of Newfoundland and Labrador, but no detailed description of the type of deposit is available to this author.  Most other gold anomalies in the area are hosted in deeply formed mesothermal late orogenic quartz veins, such as those at Paragon's Dome and Knob prospects.  The rocks underlying the Appleton # 2 belong to the same group as those at Dome and Knob, so the style of mineralization is likely to be similar.  There are other occurrences in the area that exhibit characteristics of shallowly emplaced, low-sulfidation epithermal systems, (Squires, 2005) but in either case, quartz veins are a common factor.

High grade mineralization in these types of deposits is common, but typically is limited to relatively narrow structures.  Structures provide conduits through which mineral bearing fluids can migrate and within these structures, dilation zones provide open space in which bonanza type ore deposits can be hosted.

7. MINERALIZATION

No description of the mineralization at Appleton # 2 was provided in the MODS report, but at other nearby deposits, visible gold was commonly reported from float, trench and drill hole samples.  Anomalous gold also is associated with pyrite, arsenopyrite, or chalcopyrite and sphalerite in quartz or quartz-carbonate veins.  Elevated arsenic values were reported from the Appleton # 2 (64 ppm from sample AR-6, MODS report) but it was not stated what the arsenic bearing minerals were.  Arsenic can be associated with both mesothermal and epithermal veins.

8. EXPLORATION

The region was explored by a number of companies during the last two decades, although this property was first identified by Mr. Tom Lush in 1999 (MODS Report, Record number 6394).  In the year 2000, Mr. Lush submitted a 26 page, unpublished report titled First year assessment report on prospecting and geochemical exploration for licence (sic) 6822M.  Although no data from Mr. Lush's exploration of the property is available to this author, it is likely he collected samples and conducted other elementary exploration to meet assessment work requirements.

Neither this author nor the claimant have conducted exploration on or visited the property.

9. DRILLING SUMMARY

No drilling known to this author has been undertaken on the Appleton # 2 property.

10. SAMPLING

The only sampling from the Appleton # 2 property known to this author is that cited in the MODS report of the Geological Survey.  Their rock sample K-1 returned an assay value of 4959 ppb (4.959 g/t; 0.145 opt) Au.

11. ADJACENT PROPERTIES

There are no known gold producing properties in the immediate vicinity of  the Appleton # 2, however, there are a number of nearby projects under development.  In its publication entitled Summary of Exploration Activities, 2nd Quarter, 2007, the Department of Natural Resources, Government of Newfoundland and Labrador cited Paragon Minerals Corporation as planning 3,400 m of drilling in 2007 on its JBP and Appleton Linear gold projects.  The JBP is a linear claim block 5 km east of the Appleton # 2 that extends from Gander Lake, northeastward for approximately 30 km.  The Appleton Linear is centered about 10 km south of Appleton # 2.

Following are excerpts from a 2007 Paragon Minerals Corp press release on their Appleton Linear Property.

The Dome prospect consists of a quartz "blowout" with associated quartz veins developed in a dilation zone in shale of the Hunt's Cove Formation; part of the Dunnage Zone of rocks of

Ordovician age.  Trench samples have yielded grades up to 42.9 g/t (1.25 opt) Au.  A number of shallow exploration holes have been drilled on the prospect, 8 of which intersected visible gold with grades ranging to 18.4 g/t (0.54 opt) Au over 8.6 meters (28 ft) and 304.8 g/t (8.89 opt) Au over 0.6 meters (2 ft).

Within 1 km (0.6 miles) of the Dome prospect are 5 other zones in which gold anomalies have been discovered.   Gold values in these zones include 1,869 g/t (54.5 opt) Au from a float sample at the Keats prospect and 12.6 g/t (0.37 opt) Au over 2.4 m (7.9 ft) in a diamond drill hole at the Lotto prospect.

About 4 km (2.5 miles) further south at the Knob and Bullet prospects, grab samples have yielded up to 702 g/t (20.5 opt) Au, trench samples up to 6.26 g/t (0.18 opt) Au over 13 m (42.6 ft) and 91.6 g/t (2.67 opt) Au over 1.1 m (3.6 ft) and drill hole intercepts up to 8.98 g/t (0.26 opt) gold over 14.33 meters (47.0 ft).

12. INTERPRETATION AND CONCLUSIONS

The potential for quality gold prospects in this region is highlighted by the large number of  recent high-grade gold discoveries in the area (Squires, 2005). Paragon Minerals Corp is actively exploring a number of prospects within a few kilometers of the Appleton and has revealed several zones which offer excellent potential for development.  The host rocks in which several of Paragon's prospects are located are of the same age and lithology as those at the Appleton # 2.

Gold mineralization is known to exist on the Appleton # 2 and the values returned are comparable to those of other prospects under development.  The potential for an exploitable deposit at Appleton # 2 is excellent, but will require on-site follow up work to reveal.

13. RECOMMENDATIONS

The accessibility of Mr. Lush's 2000 report on the assessment work he completed should be investigated.  This should be possible via the Internet.  If available, Lush's report could provide some guidance for on-site geologic evaluation.  Also, efforts should be made to contact Mr. Lush himself as he might be willing to provide additional information or work on a contract basis as a prospector for the company.

Regardless of the availability of Lush or his report, the property should be visited by a qualified geologist.  An initial assessment of the logistical situation should be made which would include accessibility of the property, amount of outcrop exposure, identification of sites suitable for trenching to uncover shallowly buried bedrock, and as much sampling as could be accomplished within the time allotted.  During this visit, as much information about the geology of the property should be obtained in order to begin compilation of a geologic map and report that will be requisite for understanding the deposit and for planning additional work.

In Gander, contact should be made with local heavy equipment contractors to determine their availability for light excavation work.  During the second phase of exploration, trenching  would be necessary to expose potentially mineralized bedrock and provide access to additional sample material.

13.1           Budget
A budget for the  proposed work program is as follows (in US$):
Phase I
1.  Internet search for additional geologic reports and local Gander contacts $    600
     (1 day office @ $600/day)
2.  On site surface reconnaissance, mapping, sampling and trench site identi- $ 4,200
     fication   (5 days field, 2 days travel  @ $600/day)
3.  Geochemical analyses (≈20 samples) $    360
     (Sample prep + Au & Ag fire assay AA finish @ $18/ sample)

4.  Expenses:
        Round trip air fare Reno, NV- Gander, NL $ 1,200
        Vehicle rental, 6 days $    400
        Lodging, 6 nights @ $85/night $    510
        Meals, 6 days @ $30/day $    180
 Total Phase I: $ 7,450

Phase II
1.  On site trenching, mapping and sampling $  8,000
     (8 days field, 2 days travel geologist @ $600/day )
     (Equipment rental 4 days @ $500/day)
2. Geochemical analyses (≈100 samples) $ 1,800
    (Sample prep + Au & Ag fire assay AA finish @ $18/ sample)
3. Data compilation and report preparation $ 1,200
    (2 days office @ $600/day)
4.  Expenses:
        Round trip air fare Reno, NV- Gander, NL $ 1,200
        Vehicle rental, 6 days $    400
        Lodging, 6 nights @ $85/night $    510
        Meals, 6 days @ $30/day $    180
 Total Phase II: $ 13,290
Grand Total Exploration: US$ 20,740

14. REFERENCES CITED

Lush, Tom, 2000: First year assessment report on geological and geochemical exploration for licence 6822M on claims in the Gander River area, central Newfoundland.  Unpublished report, 26 pages.

MODS Report, Appleton # 2, Record ID Number 6394, Department of Natural Resources, Government of Newfoundland and Labrador, Canada.

MODS Report, Cracker Showing, Record ID Number 6491, Department of Natural Resources, Government of Newfoundland and Labrador, Canada,

MODS Report, Dome, Record ID Number 5503, Department of Natural Resources, Government of Newfoundland and Labrador, Canada.

MODS Report, Grid 69 Gold, Record ID Number 6395, Department of Natural Resources, Government of Newfoundland and Labrador, Canada,

MODS Report, Virginia Holdings, Record ID Number 4437, Department of Natural Resources, Government of Newfoundland and Labrador, Canada.

Paragon Minerals Corporation, 2007, Press Release, Mt. Peyton Property.

Paragon Minerals Corporation, 2007, Press Release, Gold Projects in Gander Area, Newfoundland

Paragon Minerals Corporation, 2007, Press Release, Appleton Linear Property (Sprott Resource Corp)

Squires, G. C., 2005, Gold and antimony occurrences of the Exploits Subzone and Gander Zone: A review of recent discoveries and their interpretation, in: Mineral Deposits Section, Current Research (2005) Newfoundland and Labrador Department of Natural Resources, Geological Survey, Report 05-1, pages 223-237.

15. STATEMENT OF QUALIFICATIONS

I, Richard A. Jeanne, owner of Richard A. Jeanne, LTD, with a business address at 3055 Natalie Street, Reno Nevada, 89509, USA, do hereby certify that:

1.	I hold a Bachelor of Science degree in Geology from Northern Arizona University and a Master of Arts degree in Geology from Boston University with over 30 years experience since graduation;

2.	I am a Certified Professional Geologist with the American Institute of Professional Geologists (Certificate Number 8397);

3.	I am a Consulting Geologist specializing in base and precious metals and minerals exploration, mining geology and property evaluation;

4.	This report is based on information obtained by me from the Online Mineral Claims Staking System web site and other internet sources;

5.
I am independent of WESTERN RIDGE MINERALS, INC and of any affiliate thereof; I hold no interests, direct or indirect, in the properties or securities of WESTERN RIDGE MINERALS, INC. or any of its affiliates, nor do I expect to receive any; WESTERN RIDGE MINERALS, INC is not a publicly traded company at this time;

6.	I hereby give my permission to include this report in any document to be filed with any appropriate regulatory agency.

Dated and signed at Reno, Nevada this 12th day of February, 2008.

/s/Richard A. Jeanne
Richard A. Jeanne
Consulting Geologist